CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion in the Prospectus constituting part of this registration statement on Form S-3 of our report dated July 22, 1998, on our audits of the financial statements of Cree Research, Inc. and subsidiaries. We also consent to the references to our firm under the captions "Selected Financial Data" and "Experts."


/s/ PricewaterhouseCoopers LLP

Raleigh, North Carolina
January 14, 1999